Exhibit 99.1

SUNATION ENERGY ANNOUNCES 2026 SECOND QUARTER RESULTS; CONTINUES COST & BALANCE SHEET ACTIONS AND MERGER PROCESS WITH SUNIVA, INC.

Residential solar demand and consolidated revenue declined year over year following the loss of the 25D federal residential tax credits resulting from the One Big Beautiful Bill Act, effective January 1, 2026, partially offset by ongoing commercial, service and storage activity.

SUNation remains focused on liquidity, balance sheet strength, and diversified revenue streams, as well as pursuing a strategic transaction in a more challenging industry backdrop.

On June 5, 2026, SUNation entered into an agreement with Suniva, Inc. for a proposed reverse merger transaction, with closing currently targeting Q4 2026.

RONKONKOMA, N.Y., August 12, 2026 (GLOBE NEWSWIRE) -- SUNation Energy, Inc. (Nasdaq: SUNE) (“SUNation” or the “Company”), a leading provider of residential and commercial solar energy systems, battery storage solutions and comprehensive energy services, today announced financial results for the second quarter ended June 30, 2026 (“Q2 2026”).

The second quarter of 2026 reflected a continuation of the industry reset that began following the expiration of the One Big Beautiful Bill Act (“OBBBA”) Section 25D federal tax credit at the end of 2025, with lower residential demand and revenue, an associated impact on consolidated gross profit and margin, and ongoing competitive and financing pressures in the Company’s core markets. These headwinds were partially offset by commercial, service and storage-related activity and further cost discipline, while management continued to focus on reducing liabilities, managing debt and advancing strategic initiatives intended to preserve liquidity and long-term flexibility.

During Q2 2026, the Company entered into an agreement and plan of merger agreement with Suniva, Inc. (“Suniva”) for a proposed reverse merger transaction, for which the Company is currently targeting closing in the fourth quarter of 2026, subject to customary closing conditions, regulatory approvals and any potential delays that may result therefrom. The execution of the merger agreement marks a key milestone in the Board’s strategic alternatives review and, if completed, would result in Suniva becoming a wholly owned subsidiary of SUNation.

Q2 2026 Highlights

●	Commercial Revenue Improvement. Commercial revenue was $1.72 million in the second quarter of 2026, compared to $1.40 million in the second quarter of 2025 and $1.47 million in the first quarter of 2026, representing increases of 23% year over year and 17% quarter over quarter, as non-residential and service-adjacent activity continued to provide support in a post-OBBBA 25D residential market.

●	Total Operating Expenses Decreased. Total operating expenses were $5.31 million in the second quarter of 2026, down 24% from $7.00 million in the second quarter of 2025 and down 10% from $5.92 million in the first quarter of 2026, even after including $0.57 million of one-time transaction costs related to the proposed Suniva merger.

●	SG&A Expense Decreased. SG&A expenses totaled $4.18 million in the second quarter of 2026, compared to $6.44 million in the second quarter of 2025 and $5.36 million in the first quarter of 2026, declines of 35% year over year and 22% quarter over quarter, driven by continued reductions in selling, marketing and personnel-related costs across the Company’s operating regions.

●	Operating Loss Improvement. Operating loss was $3.18 million in the second quarter of 2026, versus $2.16 million in the second quarter of 2025 and $4.33 million in the first quarter of 2026, reflecting a 47% year-over-year increase primarily due to lower gross profit on reduced residential volume, but a 27% quarter over quarter improvement as cost and expense reductions mitigated the impact of the lower revenue environment.

●	Net Loss Decreased. Net loss was $3.34 million in the second quarter of 2026, compared to $9.61 million in the second quarter of 2025 and $4.09 million in the first quarter of 2026, representing a 65% year-over-year reduction and an 18% quarter over quarter improvement; the year-over-year comparison is significantly influenced by a $7.5 million non-cash warrant fair-value remeasurement recorded in the prior-year quarter that did not recur in 2026.

●	Accounts Payable Improvement. Accounts payable were $4.60 million at June 30, 2026, compared to $7.40 million at December 31, 2025, a reduction of $2.79 million, or 38%, consistent with the Company’s ongoing efforts to reduce payables and simplify its balance sheet.

●	Total Liabilities Improvement. Total liabilities were $20.40 million at June 30, 2026, down from $23.90 million at December 31, 2025, a decline of $3.50 million, or 15%, reflecting the combined effect of payables reduction, debt repayment and other liability management actions undertaken during the period.

●	Outstanding Loans Payable Improvement. Outstanding loans payable were $4.93 million at June 30, 2026, compared to $6.60 million at December 31, 2025, a decrease of $1.67 million, or 25%, as the Company continued to reduce both related-party and third-party borrowing balances.

Highlight Context

●	The strategic alternatives review announced by the Board of Directors on April 9, 2026 culminated in the execution of a definitive Agreement and Plan of Merger with Suniva, Inc. on June 5, 2026, with closing currently targeted for the fourth quarter of 2026, subject to customary closing conditions, regulatory clearances, and any potential delays that may result therefrom.

●	During Q2 2026, SUNation continued to address its outstanding debt obligations and other liabilities and remained focused on strengthening financial flexibility through capital markets activity, balance sheet initiatives and targeted debt management actions.

●	The Company’s Board and management team continued to advance the previously announced strategic pathways initiative and transactions, which aims in relevant part at protecting liquidity and supporting long-term shareholder value, and which culminated in the execution in June 2026 of the agreement and plan of merger agreement with Suniva Inc.

Management Commentary

“Q2 2026 continued to reflect the realities of a post- OBBBA 25D market,” said Scott Maskin, Chief Executive Officer of SUNation. “Residential demand and revenue remained under pressure, and the lower volume residential solar environment again weighed on gross profit and margin, particularly where certain fixed costs did not move with sales. This is not the backdrop we would choose, but it is the backdrop we prepared for, and we are staying focused on the priorities we laid out earlier this year: tightening costs, protecting liquidity, advancing the Board-authorized strategic pathways process, and pursuing diversified sources of revenue across commercial, service, storage, roofing and adjacent energy services.”

He continued, “We are not going to gloss over the headline numbers. Consolidated revenue and gross profit were down year over year, but the actions we can control are the ones we are leaning into. Operating expenses declined versus the prior-year quarter, we continued to work down payables and debt, and our teams in New York and Hawaii remained engaged with customers around commercial projects, service work and storage-related opportunities. Those teams remain focused on serving customers through and beyond the merger process. These are not victory-lap metrics, but they are consistent with the disciplined approach we believe is necessary in this environment.”

James Brennan, SUNation’s Chief Financial Officer / Chief Operations Officer, said, “The combination of a lower revenue base and the fixed-cost elements in our cost of sales structure weighed on gross margin in Q2 2026. Against that backdrop, we continued to take down costs in SG&A, and we remained active in managing our balance sheet, including payables, customer-related liabilities and debt, with an eye toward preserving flexibility. In support of the proposed Suniva merger and our broader strategic pathways initiative, we also advanced capital structure actions during the quarter, including reducing outstanding loans and converting a portion of the SUNation NY long-term note to equity, all while maintaining our focus on liquidity and covenant compliance.”

“As we move through the rest of 2026,” Mr. Brennan added, “our financial priorities are clear: manage through the industry reset, prioritize cash preservation and liquidity, and maintain the ability to respond to both risks and opportunities in our markets, including those associated with the integration of Suniva if and when the merger is completed.”

Mr. Maskin concluded, “We have been on this “solar coaster” for 23 years, and we have operated through volatile cycles before. The market is resetting, financing conditions are tighter, and we expect the industry to remain challenging in the near term. At the same time, we believe our presence in high-electricity-cost markets, our diversification across residential, commercial, service and storage, and the work we are doing on the cost structure and balance sheet leave us better positioned than we would have been without these actions. Additionally, the merger agreement with Suniva announced in June represents a significant milestone in our strategic transaction process and, if consummated, would add significant upstream solar manufacturing capability to our platform and support domestic module supply for our projects. We are currently targeting a closing in the fourth quarter of 2026, subject to customary conditions and regulatory approvals, and there can be no assurance as to the exact timing or consummation of the proposed merger. Our job now is to keep executing, keep protecting liquidity, and keep evaluating strategic alternatives so that when the market inevitably finds its next equilibrium, SUNation is in a position to participate.”

REGULATORY AND INDUSTRY ENVIRONMENT.

The regulatory and industry environment remained dynamic during the second quarter of 2026, following significant federal policy changes enacted in 2025, including the expiration of the Section 25D residential solar federal tax credit as of December 31, 2025 under the One Big Beautiful Bill Act. As a result, the residential solar market entered 2026 in a transitional period, with demand patterns resetting after elevated customer activity ahead of the tax credit sunset and with customers and financiers adapting to revised economics in key markets.

Q2 2026 FINANCIAL AND OPERATIONAL RESULTS

Financial Results

●	Consolidated Sales Revenue Down. Consolidated sales revenue was $8.2 million for the second quarter of 2026, compared to $7.2 million in the first quarter of 2026 and $13.1 million in the second quarter of 2025, representing a 38% year-over-year decrease driven primarily by lower residential contract revenue in both New York and Hawaii, partially offset by higher commercial revenue. As a reminder, this reduction was expected as industry analysts had predicted a 25%-40% decline in 2026 due to the impact of the OBBBA defined above.

●	Gross Profit Improvement. Gross profit was $2.1 million in the second quarter of 2026, up from $1.6 million in the first quarter of 2026 but down from $4.8 million in the second quarter of 2025, a 56% year-over-year decline; gross margin was 26.1% in the second quarter of 2026, compared to 22.1% in the first quarter of 2026 and 37.0% in the prior-year quarter, reflecting the impact of a lower revenue base and fixed elements of cost of sales that did not decline proportionately with volume.

●	Total Operating Expenses Improvement. Total operating expenses were $5.3 million in the second quarter of 2026, versus $5.9 million in the first quarter of 2026 and $7.0 million in the second quarter of 2025, a reduction of 24% year over year and 10% quarter over quarter; SG&A expense was $4.2 million, down 35% from $6.4 million in the prior-year quarter and 22% from $5.4 million in the first quarter of 2026, reflecting continued reductions in selling, marketing and personnel-related costs, partially offset by $0.57 million of one-time transaction costs related to the proposed Suniva merger.

Balance Sheet and Liquidity

●	Cash and cash equivalents Improved. Cash and cash equivalents were $3.1 million at June 30, 2026, compared to $1.7 million at March 31, 2026 and $3.2 million at June 30, 2025, an increase of 81% quarter over quarter and a decrease of 4% year over year, reflecting net cash used in operating activities partially offset by proceeds from financing activities, including the June 2026 private placement offering.

●	Total Current Assets Improvement. Total current assets were $10.6 million at June 30, 2026, versus $9.0 million at March 31, 2026 and $11.0 million at June 30, 2025, representing a 17% quarter over quarter increase and a 4% year-over-year decrease, driven primarily by changes in cash balances, receivables, prepaid expenses and contract assets, partially offset by higher inventories.

●	Accounts Payable Improvement. Accounts payable were $4.6 million at June 30, 2026, compared to $4.6 million at March 31, 2026 and $6.4 million at June 30, 2025, remaining essentially flat quarter over quarter and improving 28% year over year, consistent with management’s efforts to reduce payables and streamline the balance sheet.

●	Total Current Liabilities Increased. Total current liabilities were $13.8 million at June 30, 2026, compared to $12.6 million at March 31, 2026 and $12.8 million at June 30, 2025, increases of 10% quarter over quarter and 8% year over year, primarily reflecting a higher current portion of related-party debt rather than any significant increase in operational liabilities such as accounts payable or customer deposits.

●	Total Long-Term Liabilities Improved. Total long-term liabilities were $6.6 million at June 30, 2026, down from $7.3 million at March 31, 2026 and $9.2 million at June 30, 2025, representing reductions of 9% and 28%, respectively, as the Company continued to pay down long-term debt obligations.

●	Total Stockholders’ Equity Unchanged. Total stockholders’ equity was $20.5 million at June 30, 2026, compared to $20.3 million at March 31, 2026 and $22.1 million at June 30, 2025, remaining relatively stable quarter over quarter and declining 7% year over year, reflecting the cumulative impact of net losses over the period.

Operational Results

●	Consolidated Residential Revenue Improved. Consolidated residential revenue increased 11% quarter over quarter, driven by a 56% increase in Hawaii residential revenue that more than offset an 11% decline in New York residential revenue as both markets continued to adjust to the expiration of the OBBBA Section 25D residential solar tax credit and associated demand reset.

●	Consolidated Commercial Revenue Improved. Consolidated commercial revenue increased 17% quarter over quarter, with New York commercial contract revenue up 24% and Hawaii commercial revenue down 60%, reflecting stronger non-residential demand in New York and a smaller commercial pipeline in Hawaii.

●	Consolidated Service Revenue Improved. Consolidated service revenue increased 28% quarter over quarter, supported by a 66% increase in New York service revenue, which offset a 27% decline in Hawaii service revenue and underscored the importance of service activity in supporting customer relationships and recurring revenue.

●	Segment Revenue Improved. By segment, Hawaii Energy Connection’s total revenue increased 37% quarter over quarter, and SUNation NY’s total revenue increased 4% quarter over quarter, indicating a favorable mix shift toward commercial and service work across both operating markets.

●	The Company remains focused on product and financing adjustments intended to maintain the attractiveness and accessibility of residential solar and storage solutions for customers in a post residential tax-credit environment, while continuing to diversify revenue across commercial, service and storage-related activity.

STRATEGIC INITIATIVES AND MARKET POSITION

In support of the Board-approved strategic pathway exploration process, to enhance financial flexibility and assess strategic alternatives, SUNation advanced a series of balance sheet and capital management actions during the first half of 2026. These actions included debt repayment, use of an affiliated line of credit facility, establishment of an at-the-market equity program, expansion of existing credit capacity, private placement financing (described below) and approval of a $1.2 million secured long term debt-to-equity conversion arrangement, all designed to improve liquidity and preserve operating flexibility.

On June 5, 2026, the Company entered into an Agreement and Plan of Merger with Suniva, Inc. Under the Merger Agreement, SUNation Merger Sub, Inc., a wholly-owned subsidiary of SUNation, will merge with and into Suniva, with Suniva surviving and continuing as a wholly-owned subsidiary of SUNation. SUNation is expected to change its name to Suniva, and the combined company is expected to operate under the Suniva name following closing.

On June 7, 2026, the Company completed a $2.7 million private placement of shares of the Company’s common stock at $1.13 per share, the closing price immediately prior to the execution of this offering, with the use of proceeds to be utilized for working capital and general corporate purposes.

BUSINESS STRATEGY AND OUTLOOK

SUNation believes its business is more focused, more disciplined, and better positioned for diversification than it was a year ago, both in preparation for the exploration of a strategic transaction and following the Board authorized execution of the plan of merger agreement with Suniva, Inc. The Company’s strategy remains centered on serving customers in high-value energy markets through a broad offering that includes residential solar, battery storage, commercial projects, service, roofing and adjacent energy solutions, while maintaining the flexibility to adapt as market conditions evolve.

Looking ahead, management expects diversification to remain a key strategic consideration as the residential market adjusts to a post OBBBA -25D environment; with continued emphasis on storage, service and commercial activity, ongoing efforts to strengthen the balance sheet and enhance financial flexibility, and a focus on disciplined execution, the Company believes it is better positioned to stabilize performance, serve orphaned solar system and retrofit opportunities, and participate in improving demand conditions as they emerge. In parallel, the Board continues to pursue execution of the proposed merger with Suniva, with the objective of enhancing financial flexibility, supporting long-term shareholder value and aligning the Company’s platform with evolving industry dynamics.

ABOUT SUNATION ENERGY, INC.

SUNation Energy Inc. (Nasdaq: SUNE) is a leading provider of sustainable solar energy and backup power solutions to residential, commercial, and municipal customers. The Company designs, installs, and services solar energy systems and related technologies, helping customers reduce energy costs, increase energy independence, and transition to cleaner energy solutions.

For more information, visit: ir.sunation.com

CONTACTS

Scott Maskin, Chief Executive Officer
SUNation Energy, Inc.
smaskin@sunation.com

James Brennan, Chief Financial Officer
SUNation Energy, Inc.
jbrennan@sunation.com

Investor Relations
Alliance Advisors IR
IR@sunation.com

FORWARD-LOOKING STATEMENTS

Our prospects here at SUNation Energy Inc. are subject to uncertainties and risks. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. The Company intends that such forward-looking statements be subject to the safe harbor provided by the foregoing Sections. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this presentation. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “currently”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. We caution readers not to place undue reliance upon any such forward-looking statements. The Company does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in the Company’s filings with the SEC which can be found on the SEC’s website at www.sec.gov.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

Table 3: Consolidated Operating Results

	Three Months Ended June 30		Change
(In Thousands, except per share data)	2026	2025	$	%
Sales	$8,162	$13,064	$(4,902)	-37.5%
Cost of sales	6,032	8,225	(2,193)	-26.7%
Gross profit	2,130	4,839	(2,709)	-56.0%
Operating expenses:
Selling, general and administrative expenses	4,183	6,444	(2,261)	-35.1%
Amortization expense	559	559	—	0.0%
Transaction costs	571	—	571	NM
Total operating expenses	5,313	7,003	(1,690)	-24.1%
Operating loss	(3,183)	(2,164)	(1,019)	47.1%
Other income (expense):
Investment and other income	13	28	(15)	-53.6%
Gain on sale of assets	1	—	1	NM
Fair value remeasurement of warrant liability	—	(7,531)	7,531	-100.0%
Fair value remeasurement of contingent forward contract	—	790	(790)	-100.0%
Fair value remeasurement of contingent value rights	—	6	(6)	-100.0%
Financing fees	—	(560)	560	-100.0%
Interest expense	(159)	(162)	3	-1.9%
Other (expense) income, net	(145)	(7,429)	7,284	-98.0%
Operating loss before income taxes	(3,328)	(9,593)	6,265	-65.3%
Income tax expense	11	14	(3)	-21.4%
Net loss	$(3,339)	$(9,607)	$6,268	-65.2%

Basic and diluted net loss per share	$(0.52)	$(3.14)
Weighted average basic and dilutive shares	6,401,384	3,063,743

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(In thousands)

Table 4: Balance Sheet Highlights

	June 30	March 31	June 30
	2026	2026	2025
Cash and cash equivalents	$3,061	$1,687	$3,187
Current assets	10,549	9,050	10,951
Total assets	40,922	40,120	44,130
Current liabilities	13,773	12,559	12,802
Total liabilities	20,398	19,860	22,028
Total stockholders’ equity (deficit)	20,524	20,260	22,102
Working capital	(3,224)	(3,510)	(1,850)

CONSOLIDATED CASH FLOW SUMMARY

(In thousands)

Table 5: Cash Flow Summary

	Three Months Ended
	June 30	March 31	June 30
	2026	2026	2025
Net cash used in operating activities	$(1,100)	$(5,164)	$(130)
Net cash (used in) provided by investing activities	(2)	3	(9)
Net cash provided by (used in) financing activities	2,477	(334)	1,872
Net increase (decrease) in cash, cash equivalents, and restricted cash	1,375	(5,496)	1,733
Cash, cash equivalents and restricted cash at beginning of period	1,687	7,182	1,740
Cash, cash equivalents and restricted cash at end of period	3,061	1,687	3,473

	Six Months Ended March 31
	2026	2025
Net cash used in operating activities	$(6,264)	$(3,533)
Net cash provided by (used in) investing activities	1	(9)
Net cash provided by financing activities	2,142	5,864
Net (decrease) increase in cash, cash equivalents, and restricted cash	(4,121)	2,322
Cash, cash equivalents and restricted cash at beginning of period	7,182	1,151
Cash, cash equivalents and restricted cash at end of period	$3,061	$3,473

SEGMENT PERFORMANCE SUMMARY

(In thousands)

Table 6: SUNation NY Segment Results

	Three Months Ended June 30
	2026	2025
Revenue	$5,375	$9,821
Gross profit	1,415	3,961
Gross margin	26.3%	40.3%
Operating (loss) income	(1,139)	11

Table 7: Hawaii Energy Connection Segment Results

	Three Months Ended June 30
	2026	2025
Revenue	$2,787	$3,243
Gross profit	714	878
Gross margin	25.6%	27.1%
Operating loss	(469)	(499)

ADJUSTED EBITDA RECONCILIATION

Non-GAAP Financial Measures

This press release also includes non-GAAP financial measures that differ from financial measures calculated in accordance with United States generally accepted accounting principles (“GAAP”). Adjusted EBITDA is a non-GAAP financial measure provided in this release, and is net loss calculated in accordance with GAAP, adjusted for interest, income taxes, depreciation, amortization, stock compensation, transaction costs, gain on sale of assets, earnout consideration compensation, financing fees, and non-cash fair value remeasurement adjustments as detailed in the reconciliations presented below in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors, and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period.

The non-GAAP financial measures presented in this release should not be considered as an alternative to, or superior to, their respective GAAP financial measures, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these measures do not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Table 8: Reconciliation of GAAP Net Loss To Adjusted EBITDA

	Three Months Ended June 30
	2026	2025
Net Loss	$(3,338,827)	$(9,607,415)
Interest expense	158,475	162,130
Interest income	(5,094)	(14,238)
Income taxes	11,395	14,236
Depreciation	63,054	66,054
Amortization	559,375	559,375
Transaction costs	570,516	—
Stock compensation	3,791	22,461
Earnout consideration compensation	236,224	512,821
Gain on sale of assets	(1,000)	—
FV remeasurement of contingent value rights	—	(6,271)
FV remeasurement of earnout consideration	—	—
FV remeasurement of warrant liability	—	7,531,044
FV remeasurement of contingent forward contract	—	(789,588)
Financing fees	—	559,938
Adjusted EBITDA	$(1,742,091)	$(989,453)